Exhibit 11 - Statement Regarding Computation of Earnings Per Share


                                           THREE MONTHS ENDED MARCH 31    NINE MONTHS ENDED MARCH 31
                                            --------------------------    --------------------------
                                                1997           1996           1997           1996
                                            -----------    -----------    -----------    -----------
PRIMARY:

Average shares outstanding                    3,695,000      1,967,100      3,695,000      1,839,050

Net effect of stock and
warrant issuances with exercise
prices below the initial
public offering price based
on the treasury stock method                       --          151,650           --          151,650
                                            -----------    -----------    -----------    -----------

Total                                         3,695,000      2,118,750      3,695,000      1,990,700
                                            ===========    ===========    ===========    ===========

Net loss                                    $(1,368,818)   $  (888,528)   $(3,473,198)   $(1,797,794)
                                            ===========    ===========    ===========    ===========

Per share amount                            $     (0.37)         (0.42)   $     (0.94)   $     (0.90)
                                            ===========    ===========    ===========    ===========